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               [LETTERHEAD OF GREENWOODS & FREEHILLS PTY LIMITED]

10 November, 2005



The Directors
Barrick Gold Corporation
South Tower, Suite 3700
161 Bay Street
Toronto, ON M5J 2S1
CANADA


Dear Sirs:


AUSTRALIAN FEDERAL INCOME TAX CONSIDERATIONS

We have acted as Australian tax advisers to Barrick Gold Corporation, an Ontario corporation ("Barrick"), in connection with the Offer to the shareholders of Placer Dome Inc. ("Placer Dome") for all the outstanding shares of Placer Dome as set forth in the Offer dated on or about 10 November 2005 (the "Offer") and the Offering Circular dated on or about 10 November 2005 (the "Offering Circular"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Offer and Offering Circular.

For purposes of this opinion, we have reviewed the Offering Circular and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Offer will be completed in the manner set forth in the Registration Statement on Form F-10 of Barrick to which this opinion is filed as an exhibit (the "Registration Statement"), including the Offering Circular contained therein.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading "Australian Federal Income Tax Considerations" in the Offering Circular subject to the limitations set forth therein.

This opinion is limited to the federal income tax laws of Australia and does not purport to discuss the consequences or effectiveness of the Offer under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Australian Federal


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Income Tax Considerations' in the Offering Circular. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Yours very truly,



/s/ Greenwoods & Freehills PTY Limited

per: /s/ Richard Hendriks
     ---------------------------------
         Director